              As filed with the Securities and Exchange Commission
                                 on May 25, 2001

                                               Securities Act File No. 333-56526


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Pre-Effective Amendment No. / /
                        Post-Effective Amendment No. /1/

                CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.
               (Exact Name of Registrant as Specified in Charter)
           466 Lexington Avenue, 16th Floor, New York, New York 10017
                (Address of Principal Executive Offices: Number,
                         Street, City, State, Zip Code)

                                 (212) 875-3500

                  (Registrant's Area Code and Telephone Number)

                                  -------------

                                Hal Liebes, Esq.
                              Senior Vice President
                Credit Suisse Asset Management Income Fund, Inc.
                        466 Lexington Avenue, 16th Floor
                            New York, New York 10017

                     (Name and Address of Agent for Service)

                                 with copies to:

                            Daniel Schloendorn, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019

                                  -------------

                      CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933
========================= ============== ==================== ========================== ==================
   TITLE OF SECURITIES                     PROPOSED MAXIMUM        PROPOSED MAXIMUM
    BEING REGISTERED       AMOUNT BEING   OFFERING PRICE PER   AGGREGATE OFFERING PRICE       AMOUNT OF
                            REGISTERED         UNIT (1)                  (1)              REGISTRATION FEE
                                                                                                 (2)
------------------------- -------------- -------------------- -------------------------- ------------------
Common Stock ($0.001 par
value)                      14,996,378           $6.36               $95,376,964             $23,844.24
========================= ============== ==================== ========================== ==================

(1)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the
     Registrant's Common Stock as reported on the New York Stock Exchange on March 1, 2001.

(2)  Previously paid.

                CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

                       CONTENTS OF REGISTRATION STATEMENT

    This Registration Statement contains the following papers and documents:

o    Cover Sheet

o    Contents of Registration Statement

o    Form N-14 Cross Reference Sheet

o    Part A - Proxy Statement/Prospectus

o    Part B - Statement of Additional Information

o    Part C - Other Information

o    Signature Page

o    Exhibits

                              CROSS REFERENCE SHEET
PART A Item No. and Caption                                     Proxy Statement/Prospectus Caption
---------------------------                                     ----------------------------------
1.   Beginning of Registration Statement and Outside Front      Cover Page
     Cover Page of Prospectus

2.   Beginning and Outside Back Cover Page of Prospectus        Cover Page; Table of Contents
     Contents

3.   Fee Table, Synopsis Information, and Risk Factors          Synopsis; Risk Factors and Special Considerations;
                                                                Comparison of Investment Objectives and Policies

4.   Information about the Transactions                         Synopsis - The Proposed Reorganization; Information
                                                                about the Reorganization; Additional Information about
                                                                the Funds

5.   Information about the Registrant                           Synopsis; Risk Factors and Special Considerations;
                                                                Comparison of Investment Objectives and Policies;
                                                                Additional Information about the Funds

6.   Information about the Company Being Acquired               Synopsis; Risk Factors and Special Considerations;
                                                                Comparison of Investment Objectives and Policies;
                                                                Additional Information about the Funds

7.   Voting Information                                         Notice of Meeting of Shareholders; General; Required
                                                                Vote

8.   Interest of Certain Persons and Experts                    Additional Information about the Funds

9.   Additional Information Required for Reoffering by          (Not Applicable)
     Persons Deemed to be Underwriters

PART B Item No. and Caption                                     Statement of Additional Information Caption
---------------------------                                     -------------------------------------------

10.  Cover Page                                                 Cover Page

11.  Table of Contents                                          Table of Contents

12.  Additional Information about the Registrant                Comparison of Risk Factors and Special  Considerations
                                                                (in Part A); Comparison of Investment Objectives and
                                                                Policies (in Part A); Additional Information about the
                                                                Funds (in Part A); Tax Considerations

13.  Additional Information about the Company Being Acquired    Comparison of Risk Factors and Special Considerations
                                                                (in Part A); Comparison of Investment Objectives and
                                                                Policies; Additional Information about the Funds (in
                                                                Part A); Tax Considerations

14.  Financial Statements                                       Financial Statements*

PART C

15.  Indemnification                                            Part C - Item 16. Indemnification

16.  Exhibits                                                   **

17.  Undertakings                                               **




Note: Except for Items 14 of Part B and Items 16 and 17 of Part C of this Registration Statement, the captions referenced above are those of the Proxy Statement/Prospectus or Statement of Additional Information which are incorporated herein by reference to Registrant's Form N-14/A filed on March 28, 2001.

*    Incorporated by reference to the Annual Report of each of the Registrant and Credit Suisse Asset Management
     Strategic Global Income Fund, Inc. ("CGF") for the fiscal year ended December 31, 2000.

**   Set forth under the appropriate Item, so numbered, in Part C of this Registration Statement.

                                     PART A

             INFORMATION REQUIRED IN THE PROXY STATEMENT/PROSPECTUS

Incorporated by reference to the Proxy Statement/Prospectus filed by Registrant on April 3, 2001 pursuant to Rule 497(b) under the Securities Act of 1933, as amended (the "Securities Act").

                                     PART B

          INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

This information (except for the required audited annual financial statements) is incorporated by reference to the Statement of Additional Information filed by Registrant on April 3, 2001 pursuant to Rule 497(b) under the Securities Act.

The audited annual financial statements of each of the Registrant and CGF are incorporated by reference to their respective Annual Report for the fiscal year ended December 31, 2000.

                                     PART C

                                OTHER INFORMATION

Item 15. Indemnification

     Information incorporated by reference to Registrant's Form N-14/A filed on March 28, 2001.

Item 16. Exhibits

     1.   Articles of Incorporation of the Registrant, as amended*

     2.   Amended and Restated By-laws of the Registrant**

     3.   Not Applicable

     4.   Form of Agreement and Plan of Reorganization***

     5.   Not Applicable

     6. Restated Investment Advisory Agreement between the Registrant and Credit Suisse Asset Management, LLC

     7.   Not Applicable

     8.   Not Applicable

     9. Custodian Agreement between the Registrant and Brown Brothers Harriman & Co. dated January 29, 1999*

     10.  Not Applicable

     11.  (a) Opinion of Willkie Farr & Gallagher*

          (b) Opinion of Venable, Baetjer and Howard, LLP*

     12.  Opinion of Willkie Farr & Gallagher with respect to tax matters

     13. (a) Registrar, Transfer Agency and Service Agreement between the Registrant and Bank Boston, N.A. (now Fleet National Bank) dated October 26, 1998*

          (b) Administrative and Accounting Agency Agreement between the Registrant and Brown Brothers Harriman & Co. dated February 27, 1999*

          (c) Credit Agreement dated June 23, 1999, among the Registrant, other CSAM-advised investment companies, Deutsche Bank AG, as administrative agent, State Street Bank and Trust Company, as operations agent, Bank of Nova Scotia, as syndication agent, and the other lenders party thereto (the "Credit Agreement")*

          (d) First Amendment to Credit Agreement dated June 21, 2000*

     14.  Consent of PricewaterhouseCoopers LLP

     15.  Not Applicable

     16.  Not Applicable

     17.  Code of Ethics*

*    Previously filed.

** Incorporated by reference to Registrant's Form N-SAR filed on February 27, 2001.

*** Incorporated by reference to the Proxy Statement/Prospectus included in Registrant's Form N-14/A filed on March 28, 2001.

Item 17. Undertakings

     1. The Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     2. The Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 23rd day of May 2001.


                                Credit Suisse Asset Management Income Fund, Inc.

                                By: /s/ Michael A. Pignataro
                                    ------------------------------
                                    Michael A. Pignataro,
                                    Chief Financial Officer and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form N-14 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                            TITLE                   DATE
  *                                 Chairman of the Board and Director       May 23, 2001
------------------------------
James McCaughan
  *                                 Director                                 May 23, 2001
------------------------------
William W. Priest
  *                                 Director                                 May 23, 2001
------------------------------
Dr. Enrique R. Arzac
  *                                 Director                                 May 23, 2001
------------------------------
Lawrence J. Fox
  *                                 Director                                 May 23, 2001
------------------------------
James S. Pasman
  *                                 President, Chief Investment Officer      May 23, 2001
------------------------------
Richard J. Lindquist
/s/ Michael A. Pignataro            Chief Financial Officer and Secretary    May 23, 2001
------------------------------
Michael A. Pignataro

*  /s/ Michael A. Pignataro, as attorney-in-fact

Exhibit No
----------

     6. Restated Investment Advisory Agreement between the Registrant and Credit Suisse Asset Management, LLC dated May 14, 2001

     12.       Opinion of Willkie Farr & Gallagher with respect to tax matters

     14.       Consent of PricewaterhouseCoopers LLP